 EXHIBIT 99.1

Debt Resolve Reports Q4 Revenue of over $2.1 million and Operating Income in Fourth Quarter

White Plains, NY. March 16, 2017

Debt Resolve, Inc. (OTC Markets: DRSV) today announced preliminary, unaudited results for the quarter ending December 31, 2016. Revenue for this quarter was $2,187,840, a 64% increase over the quarter ending September 30, 2016, and a 40% increase over the quarter ending December 31, 2015. Operating income was $560,320 as compared to an operating loss of ($8,416) in the preceding quarter and an operating loss of ($595,266) in the quarter ending December 31, 2015. There was a Net Loss in the quarter ending December 31, 2016 of ($141,564) as compared to a Net Loss of ($558,605) in the preceding quarter and Net Income of $122,748, including a one-time gain of $1,279,616 on the change in fair value of derivative liabilities, for the quarter ended December 31, 2015.

Included in the Operating Income and Net loss for the quarter ending December 31, 2016 was a one-time charge of $544,917 as a provision for future A/R bad debt.

“We are excited by the continued performance of our majority owned joint venture, Student Loan Care LLC” said Bruce Bellmare, Debt Resolve’s CEO “in addition to the substantial increase in revenue, there was a strong growth in operating income quarter over quarter.

“We are extremely excited and proud of the fast and successful start we have made” said Jeffrey Da Pra, COO of Student Loan Care LLC “and we are very happy with the first six months of our relationship with Debt Resolve. Their financial and managerial support has enhanced our ability to move forward quickly and to assist in the development of future enhancements to our business model.”

Mr. Bellmare added “the successful performance of Student Loan Care validates the strength of our joint venture strategy, previously delineated in our public filings. We anticipate introducing additional new joint ventures over the course of the next year. “

About Debt Resolve, Inc.

Debt Resolve’s traditional SaaS business provides lenders, debt buyers, collection agencies, collection law firms and hospitals with a patent-protected online bidding system for the resolution and settlement of consumer debt. The company also provides web-based revenue management platforms for the healthcare industries that include cost-effective collection solutions for every stage of collection and recovery. Progress Advocates LLC is a Debt Resolve Inc. majority owned joint venture with LSH, LLC and provides documentation preparation submission services for loan modification and consolidation of federal student loans. The company is publicly held and trades on the OTC Markets under the symbol DRSV. Debt Resolve is headquartered in White Plains, New York.

1

Forward-Looking Statements

Certain statements in this press release and elsewhere by management of the Company that are neither reported financial results nor other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of the Company's operations varying significantly and materially from anticipated results. Debt Resolve undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by SEC rules. Investors are advised to consult any further disclosures made on related subjects in the Company's reports filed with the SEC.

Company Contact
Wayne Travis
Debt Resolve, Inc.
wtravis@debtresolve.com
(914) 949-5500 x238

For Investor Relations: Synergy 1-888-259-9173

2